Exhibit 99.4

RL SIGNOR HOLDINGS, LLC

Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

RL Signor Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RL Signor Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2014.

EISNERAMPER LLP

Iselin, New Jersey

November 13, 2018

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,047	$842
Accounts receivable, less allowance of $11 and $72, respectively	10,893	3,123
Capital contribution receivable	—	811
Prepaid expenses and other assets	492	654
Total current assets	13,432	5,430
Restricted cash	257	171
Property and equipment, net	44,708	20,470
Land held for investment	7,264	8,229
Goodwill	16,000	16,000
Total assets	$81,661	$50,300

Liabilities
Current liabilities:
Current portion of notes payable	$1,149	$355
Current portion of capital lease liability	234	646
Accounts payable	2,914	502
Balance due on asset purchases	3,387	1,024
Accrued expenses	1,908	454
Unearned revenue	181	—
Total current liabilities	9,773	2,981
Other liabilities
Other liabilities	479	371
Notes payable, net of current portion and deferred loan costs	3,136	475
Capital lease liability, net of current portion	209	—
Total liabilities	13,597	3,827
Commitments and Contingencies (Note 11)
Members’ equity	68,064	46,473
Total Liabilities and Members’ Equity	$81,661	$50,300

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	For the Years Ended December 31,
	2017	2016
Service income	$38,737	$13,497
Costs of service	17,241	6,974
Depreciation & accretion	3,279	1,971
Gross profit	18,217	4,552
Selling, general, and administrative	3,524	2,799
Net (loss) gain on sale and disposal of property and equipment	(9)	1,478
Operating income	14,684	3,231
Interest (expense) and other income, net	(132)	(128)
Net income	$14,552	$3,103

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Members’ Equity

($ in thousands, except units)

	Series A Units		Series B Units		Retained Earnings	Total Members’ Equity
	Units	Value	Units	Value	Value	Value
Balance at December 31, 2015	40,325,412	$40,325	2,240,000	$162	$(954)	$39,533
Contributions from members	3,692,422	3,692	—	—	—	3,692
Incentive unit compensation	—	—	—	149	—	149
Distribution to members	—	—	—	—	(4)	(4)
Net income	—	—	—	—	3,103	3,103
Balance at December 31, 2016	44,017,834	44,017	2,240,000	311	2,145	46,473
Contributions from members	6,985,215	6,985			—	6,985
Incentive unit compensation	—	—	—	137	—	137
Distribution to members	—	—	—	—	(83)	(83)
Net income	—	—	—	—	14,552	14,552
Balance at December 31, 2017	51,003,049	$51,002	2,240,000	$448	$16,614	$68,064

See accompanying notes to the consolidated financial statements.

RL SIGNOR HOLDINGS, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	For the years ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$14,552	$3,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & accretion	3,279	1,971
Amortization of loan costs	3	—
Bad debt expense	—	18
Net loss (gain) on sale and disposal of property and equipment	9	(1,478)
Incentive unit compensation	137	149
Changes in operating assets and liabilities:
Accounts receivable	(7,770)	(1,254)
Prepaid expenses and other assets	162	(308)
Accounts payable	1,336	(65)
Accrued expenses	1,454	(35)
Unearned revenue	181	—
Other liability	31	5
Net cash provided by operating activities	13,374	2,106
Cash flows from investing activities:
Proceeds from sale of assets	4	2,051
Proceeds from insurance settlement	—	148
Restricted cash payments	(86)	(140)
Purchase of land held for investment	(69)	—
Asset purchases and improvements to property and equipment	(23,033)	(8,170)
Net cash used in investing activities	(23,184)	(6,111)
Cash flows from financing activities:
Proceeds from note payable	4,000	—
Payments on notes payable	(488)	(354)
Payment of deferred financing costs	(59)	—
Capital lease payments	(151)	(291)
Contributions	7,796	2,881
Distributions	(83)	(4)
Net cash provided by financing activities	11,015	2,232
Net increase (decrease) in cash and cash equivalents	1,205	(1,773)
Cash and cash equivalents—beginning of year	842	2,615
Cash and cash equivalents—end of year	$2,047	$842
Non-cash investing and financing activity:
Property and equipment purchases included in accrued expenses	$—	$10
Asset retirement obligation additions to property and equipment	$77	$4
Property and equipment purchases included in accounts payable	$1,076	$—
Balance due to seller on property and equipment acquired	$3,387	$1,024
Land held for investment placed in service	$1,034	$—
Capital contribution receivable	$—	$811
Supplemental disclosure of cash flow information:
Cash paid for interest	$113	$128

See accompanying notes to the consolidated financial statements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

1. ORGANIZATION

RL Signor Holdings, LLC (“RLS”) and Subsidiaries (collectively, the “Company”) is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate workforce lodging facilities located primarily throughout Texas. The Company’s customers are primarily companies for which RLS provides workforce housing.

RLS is owned by Roughneck Lodging, LLC (“RL”) and certain members of RLS management. At December 31, 2017 and 2016, RL owned 83.1% and 80.4%, respectively, of the Series A Units of RLS. The remaining Series A Units and 100% of the Series B Units were owned by certain members of RLS’s management. Allocations of cash distributions, equity transactions and net income and losses are made in accordance with RLS’s Amended and Restated Operating Agreement, as further modified by Amendment No. 1 thereto. See also Note 14 for sale agreement subsequent to year end.

RLS was formed on September 5, 2014. On September 18, 2014, RR Acquisition, LLC, a third-party not controlled by RL, contributed to RLS its workforce lodging assets, consisting primarily of five properties in Texas (each a “Property” and collectively, the “Properties”). RL acquired a controlling interest in RLS on September 18, 2014. The acquisition of the controlling interest in RLS has been accounted for as a purchase whereby the estimated fair value of the tangible and intangible assets and liabilities acquired have been pushed down and reflected on the books and records of RLS. The excess of the purchase price over the estimated fair values has been recorded as goodwill.

The Company’s Chief Operating Decision-Maker (“CODM”) is the Managing Member of the Company who reviews financial information presented on a consolidated basis in order to assess the Company’s performance and allocate resources. There are no segment managers who are held accountable by the CODM or anyone else for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has one reportable segment, which is to provide workforce housing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:

The Company prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of RLS and its subsidiaries for the years ended December 31, 2017 and 2016. All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements.

Cash equivalents and restricted cash:

The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. Included in restricted cash are irrevocable standby letters of credit that represent collateral for site improvements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable and allowance for doubtful accounts:

The Company determines the allowance for doubtful accounts by considering a number of factors including length of time accounts receivable are past due and the payment history of the customer. Accounts are written off when it is determined the receivable will not be collected. Allowance for estimated uncollectible amounts was approximately $11 and $72 at December 31, 2017 and 2016, respectively.

Property and equipment:

Lodging property and equipment is stated at cost less accumulated depreciation. Costs incurred associated with the acquisition, development, and construction of real estate projects are capitalized into construction in progress. Upon substantial completion of a real estate project, these costs are allocated to asset classes based on specific identification and depreciation commences once the components of the real estate project are substantially complete and available for use. Depreciation of buildings, land improvements, and furniture, fixtures and equipment, is computed using the straight-line method over the estimated useful lives of the assets. The Company contracted a firm to develop a billing system (“technology”) that was created during 2016 and put into service in 2017. The technology is assigned a useful life of 7 years and is depreciated using the straight-line method over that useful life.

Management evaluates the recoverability of its investments in property and equipment, technology, and land held for investment at the lowest identifiable level. The long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its’ carrying amount. No impairment losses were identified or recorded as of December 31, 2017 or 2016.

Goodwill:

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The Company reviews goodwill for impairment at the reporting unit level annually as of December 31 or whenever events and changes in circumstances indicate that the carrying amount may exceed its fair value. The Company has one reporting unit. Goodwill is evaluated for impairment using a qualitative and quantitative assessment approach. The Company uses a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis for impairment. If the Company determines that a reporting unit’s fair value is less than its’ carrying amount, an impairment on goodwill would be recorded. The Company did not recognize any impairment for the years ended December 31, 2017 and 2016.

Asset retirement obligations:

The Company recognizes asset retirement obligations (AROs) related to legal obligations associated with the operation of the Company’s remote accommodation lodges. The fair values of these

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value. The Company capitalizes asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in other liabilities on the consolidated balance sheets was $477 and $362 as of December 31, 2017 and 2016, respectively. Accretion expense of $38 and $34 was incurred for the years ended December 31, 2017 and 2016, respectively and is included in the depreciation and accretion on the accompanying consolidated statements of income.

Revenue recognition:

Service income is primarily derived from lodging room rentals and are recognized when service is rendered. Service income also includes food service income and third-party hotel booking fees. Food service income is recognized when service is rendered. Third-party hotel booking fees are recognized when services by third-party hotels are rendered to our customers. Unearned revenue represents cash advances received, but for which the services have not been rendered and have not met our revenue recognition criteria.

Taxes collected from customers:

In the course of doing business, the Company collects taxes from customers including but not limited to sales taxes. It is the Company’s policy to record these taxes on a net basis in service income.

Income taxes:

The Company is a limited liability company and is not subject to income taxes. The members report the income or loss on their individual income tax returns.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken and recognize a tax liability if the Company has taken an uncertain tax position that more likely than not would not be sustained upon examination by a government authority. Management has analyzed the tax positions taken by the Company and has concluded that as of December 31, 2017 and 2016 there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements.

The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, in income tax expense. There were no income tax related interest and penalties recorded for the years ended December 31, 2017 and 2016.

Use of estimates:

Management uses estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The more significant estimates include the realization of land held for investment, collectability of accounts receivable, the estimated depreciable lives of assets placed in service, discount rate for asset retirement obligations,

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and potential impairment of property and equipment and goodwill, among others. Actual results could differ from those estimates.

Concentrations of credit risk:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash with commercial banking institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Deferred financing costs:

Loan origination costs are charged to interest expense over the loan term using the straight-line method, which approximates the effective-interest method and are presented as a reduction of Notes Payable line in the consolidated financial statements.

Fair value measurements:

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; Quoted process for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Earnings per unit:

Basic earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and vested Series B units during the reporting period. Diluted earnings per unit is computed by dividing net income attributable to members of RLS by the weighted average number of Series A and total Series B units during the period. Our basic and diluted EPU are computed using the two-class method, whereby earnings are allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”  2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of this ASU is that a company will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use judgment and make estimates when evaluating contract terms and other relevant facts and circumstances. Additionally, ASU 2014-09 requires enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 to the first fiscal year beginning after December 15, 2018 for the Company. In 2016 and 2017, the FASB issued several accounting standards updates to clarify certain topics within ASU 2014-09, and to update certain other topics within the Accounting Standards Codification (“ASC”) to conform with the new guidance in Topic 606. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which was further clarified and amended in July 2018 by ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). These ASUs provide revised guidance for lease accounting and related disclosure requirements, including a requirement for lessees to recognize right-of use assets and lease liabilities on the balance sheet for leases with durations greater than twelve months. These ASUs are effective for the Company for the fiscal year beginning after December 15, 2019, with early adoption permitted. As issued, ASU 2016-02 required modified retrospective application for all leases existing as of, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. ASU 2018-11 simplifies the transition requirements by providing companies an option to initially apply the new lease requirements as of the date of adoption and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates the second step in goodwill impairment testing, which requires that goodwill impairment losses be measured as the difference between the implied value of a reporting unit’s goodwill and its carrying amount. ASU 2017-04 is expected to reduce the cost and complexity of impairment testing by requiring goodwill impairment losses to be measured as the excess of the reporting unit’s carrying amount, including goodwill and related goodwill tax effects, over its fair value. Beginning in 2018, if the carrying value of a reporting unit’s goodwill exceeds its implied value, the resulting amount of goodwill impairment recorded in the Company’s consolidated financial statements could differ from the amount of goodwill impairment that would have been recorded prior to adoption of this ASU. The Company adopted this standard effective January 1, 2017 and did not have a material effect on the consolidated financial statements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

3. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In May 2017, FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). ASU 2017-09 clarifies when a change to the terms or conditions of a unit-based payment award must be accounted for as a modification. Limited and administrative modifications that do not change the value, vesting conditions, or classification of the award are exempt from following the modification guidance in Topic 718. This ASU, which is effective January 1, 2018, is not expected to have a material effect on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) to reduce diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU, which the Company adopted as of January 1, 2018, is effective on a retrospective basis, and will result in the reclassification of certain types of activity in the consolidated statement of cash flows, as applicable to the prior year periods, beginning in 2018. The provisions of this ASU are not expected to have a material effect on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments (Topic 326)—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) Restricted Cash. This ASU requires that a statement of cash flows explain the change during the period in cash, cash equivalents, and amounts generally described as restricted cash. Amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update should be applied retrospectively to each period presented. The pronouncement is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of assessing the impact of this ASU on the Company’s consolidated financial statements.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2017 and 2016 consisted of the following:

	Depreciable Lives (in years)	December 31, 2017	December 31, 2016
Land	—	$3,258	$1,579
Buildings	7	22,609	9,153
Land improvements	15	8,016	4,109
Furniture, fixtures and equipment	7	5,746	3,252
Construction in progress	—	10,639	5,330
Technology	7	898	351
Asset Retirement Obligation	7	378	301
Total property and equipment		51,544	24,075
Less: accumulated depreciation and amortization		(6,836)	(3,605)
Total property and equipment, net		$44,708	$20,470

Depreciation expense for property and equipment for the years ended December 31, 2017 and 2016 was $3,241 and $1,937, respectively.

Property and equipment include equipment under capital leases as of December 31, 2017 and 2016 consisting of the following:

	December 31, 2017	December 31, 2016
Furniture, fixtures and equipment	$1,081	$1,133
Less: Accumulated Depreciation	(516)	(370)
Total property and equipment, net	$565	$763

Certain assets purchased in July 2016 for $698 were sold in July 2016 and September 2016 for $2,043, resulting in a gain of $1,345. The Company also sold certain assets acquired in 2014 for proceeds of $8, which resulted in a loss of $15. In September 2016, certain lodging property and equipment at the Jal, New Mexico location were damaged by a storm. Receipt of proceeds from the insurance claim related to the storm damaged assets resulted in a gain of $148. The aggregate net gain on disposal of these assets was $1,478.

In December 2016, the Company purchased assets for $2,063 and relocated most of the assets in 2017. The purchase agreement stipulates that approximately half of the purchase price be paid on the closing date, approximately one fourth be paid at the commencement of asset removal, and approximately one fourth be paid immediately prior to the completion of the asset removal. The Company paid $1,039 at closing, and the remaining $1,024 in two payments in 2017.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

4. PROPERTY AND EQUIPMENT (Continued)

In October 2017, the Company entered into a purchase agreement to purchase assets for $2,503 and paid the deposit of $250 upon its execution as stipulated. The purchase agreement requires that the $2,253 balance of the purchase price be paid on or before May 30, 2018.

In December 2017, the Company purchased assets for $704 with $197 due upon execution of the purchase agreement and six-monthly installments of $83 beginning on December 15, 2017. The balance due on the asset purchase at December 31, 2017 was $424 after payment by the Company of the initial and the first installment.

Also, in December 2017, the Company purchased assets for $1,035. The purchase price includes storage fees through October 31, 2018, by which time the Company must remove the assets. $325 was paid upon execution of the purchase agreement, with the remaining balance of $710 payable before October 31, 2018.

5. LAND HELD FOR INVESTMENT

Pursuant to the acquisition of the Properties in 2014, the Company identified land at certain of these properties as held for investment purposes. The Company did not sell any land held for investment during the years ended December 31, 2017 and 2016. While marketing of the land is currently underway, and the Company has plans to sell the land over time, it is not classified as land held for sale, as it is not expected to be sold within twelve months. Based on assessment of the real estate marketplace, including discussions with agents and brokers, among other procedures, management believes the land held for investment is properly stated at the lower of cost or fair market value and not impaired. During the year ended December 31, 2017, the Company expanded operations in Pecos, TX onto certain land that had previously been held for investment. Costs associated with the land of $1.0 million was reclassified from land held for investment to property and equipment (land).

6. CAPITAL LEASES

The Company had entered into a capital lease for certain land with a lease term expiring in December 2015 with a $73 buyout option at the end of the lease term, which was exercised by the Company in 2016. In addition, the Company entered into a capital lease for certain equipment with a lease term expiring October 2019, with an effective interest rate of 7.43%.

Scheduled future minimum principal payments on the leased equipment are as follows:

Year ending December 31,
2018	$259
2019	216
Interest at 7.4%	(32)
Principal payments	443
Less: current portion	(234)
Long-term capital lease obligation	$209

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

7. RELATED PARTY TRANSACTIONS

The Company reimburses Centerboard Residential, LLC, a member of RL and/or its affiliates for expenses incurred for the benefit of the Company. During the years ended December 31, 2017 and 2016, reimbursable expenses were $712 and $711, respectively, and were included in selling, general and administrative expense, all of which were paid in the year incurred. In connection with certain asset acquisitions, $300 and $100 in finder fees was paid to an affiliate of Centerboard Residential during the year ended December 31, 2017 and 2016, respectively. At December 31, 2017, $92 was due to an affiliate for unreimbursed expenses and is included in accrued expenses.

8. NOTES PAYABLE

During 2014, the Company purchased certain lodging equipment and entered into promissory notes with the vendor totaling $1,401. The five individual promissory notes have four-year terms maturing between November 2018 and January 2019. The promissory notes call for monthly payments of principal and interest, based on a variable interest rate based on the prime rate plus 4% with a stated minimum rate of 8% and a maximum of 9%. The promissory notes are collateralized by the property and equipment purchased. The balance of these notes was $349 and $699 as of December 31, 2017 and 2016, respectively.

During 2015, the Company purchased 40 acres of land in Orla, Texas for $135 and entered into a promissory note with the seller. The promissory note has a five-year term and calls for monthly payments of principal and interest, with a balloon payment of approximately $110 in 2020, based on a 10.0% interest rate. The note has a maturity date of December 1, 2020. The promissory note is collateralized by the land purchased. The balance of this note was $126 and $131 as of December 31, 2017 and 2016, respectively.

During 2017, the Company entered into a loan agreement with Washington Federal for a $4,000 term loan. The term loan has an interest rate of 3.50% plus one-month LIBOR per annum. At December 31, 2017, the interest rate on the term loan was 5.00%. The note requires monthly payments of principal and interest and matures on October 1, 2022. The term loan is collateralized by real and personal property owned by the Company, excluding certain assets as defined in the loan agreement. The balance of this note was $3,867 as of December 31, 2017. The agreement also places certain restrictions upon the Company and requires the Company to maintain certain financial and non-financial covenants. As of December 31, 2017, the Company was in compliance with the financial covenants.

During 2017, the Company entered into a loan agreement with Washington Federal for a revolving line of credit not to exceed the lesser of $1,000 and the borrowing base as defined in the loan agreement. In December 2017, the revolving line of credit was amended to provide for a maximum amount to be borrowed of $3,500 until April 30, 2018, on which date the maximum amount shall be reduced to $1,000. The promissory note has an interest rate of 3.50% plus one-month LIBOR per annum. At December 31, 2017, the interest rate on the revolving line of credit was 5.00%. The revolving line of credit note requires monthly interest-only payments with the entire unpaid principal balance due at maturity. The revolving line of credit has a maturity date of October 1, 2019 and is

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

8. NOTES PAYABLE (Continued)

collateralized by real and personal property owned by the Company, excluding certain assets as defined in the loan agreements. The balance of this note was $0 as of December 31, 2017.

Scheduled future minimum principal payments are as follows:

Year ending December 31
2018	$1,149
2019	810
2020	806
2021	910
2022	667
Total notes payable	4,342
Less: unamortized deferred financing costs	(56)
Balance at December 31, 2017	$4,286

9. EARNINGS PER UNIT

The Company has not historically presented earnings per unit (“EPU”) as its member units do not trade on a public market. Accordingly, the Company was permitted under accounting guidance to omit such disclosure. However, based on the subsequent event as described in Note 14 below, the Company is presenting basic and diluted EPU for the years ended December 31, 2017 and 2016. Our basic and diluted EPU are computed using the two-class method, whereby earnings are allocated to the Series A units and the unvested Series B units that are participating securities based on their respective ownership. Per unit amounts are computed by dividing net income available to members by the weighted average units outstanding during each period.

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

9. EARNINGS PER UNIT (Continued)

The following table provides details underlying the Company’s earnings per unit calculations for the periods indicated:

	For the year ended December 31,
	2017		2016
	Series A	Series B	Series A	Series B
Numerator:
Net income	$14,552	$—	$3,103	$—
Less:
Distributions to Series A units	(83)	—	(4)	—
Undistributed net income	14,469	—	3,099	—
Allocation of undistributed net income	13,810	659	2,939	160
Actual distributions	83	—	4	—
Net income allocation	$13,893	$659	$2,943	$160
Denominator:
Weighted average units (Basic and Diluted)	46,915,805	2,240,000	41,108,054	2,240,000
Basic and Diluted EPU	$0.30	$0.29	$0.07	$0.07

10. MEMBERS’ EQUITY AND INCENTIVE UNIT COMPENSATION

Member Units.  Pursuant to the terms of the Company’s Operating Agreement, as further modified by Amendment No. 1, capital contributions, distributions and allocations of profit and loss are made in proportion to the respective members’ units in the Company. The Company has two classes of units, Series A Units and Series B Units, the primary differences being that distributions are paid on Series B Units only after Series A Units have received a full return of capital and Series B Units are non-voting. In connection with any merger or sale of the Company, all issued and outstanding units will be sold.

As of December 31, 2017 and 2016, 51,003,049 Series A Units and 2,240,000 Series B Units and 44,017,834 Series A Units and 2,240,000 Series B Units were outstanding, respectively. During 2017, the Company issued 6,985,215 Series A Units for $6,985 at $1 per unit. During 2016, the Company issued 3,692,422 Series A Units for $3,692 at $1 per unit.

Incentive Compensation Unit Awards.  In 2014 the Company granted 2.2 million Incentive Compensation Unit Awards (“ICUs”) to certain members. These awards granted the members certain profit interests represented by the Series B Units. The Series B Units are valued at $0.20 per unit. The fair value of these units was determined through the income approach and utilizing a discounted cash flow to determine the enterprise value of the entity. This value was then discounted for a lack of marketability and applied to the number of shares outstanding. Following payment of the Series A return of capital, all other distributions, including upon any dissolution, liquidation or termination of the Company, the Series B units are to be paid out in accordance with the terms of the operating

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Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

10. MEMBERS’ EQUITY AND INCENTIVE UNIT COMPENSATION (Continued)

agreement. These awards are classified as equity-based awards and vested over a three-year period at 33%, 33% and 34%, respectively.

There were 2.2 and 1.4 million vested Series B units as of December 31, 2017 and 2016, respectively. The Company recognized unit-based compensation expense of $137 and $149 for the years ended December 31, 2017 and 2016, respectively. There were no unvested units as of December 31, 2017.

11. COMMITMENTS AND CONTINGENCIES

The Company leases office space under a lease expiring August 31, 2018. Rent for the years ended December 31, 2017 and 2016 was $64 and $64 respectively, and is included in selling, general and administrative expense.

During 2017, the Company entered into a lease for land in Midland, Texas, which expires April 20, 2022. Rent for the year ended December 31, 2017 was $85.

The Company entered into a workforce housing facility lease in Carrizo Springs, Texas. The lease calls for monthly rent of $72 for up to 225 guests nightly and additional rent of $15 per night for guests in excess of 225. The initial lease term is from December 11, 2017 through March 11, 2018, and provides for up to three one-month extensions. Rent for the year ended December 31, 2017 was $48.

Scheduled future minimum lease payments are as follows:

Year ending December 31
2018	$168
2019	123
2020	123
2021	123
2022	41
Total	$578

As of December 31, 2017, the Company is involved in two pending litigation matters. The first matter, Todd Bell v. RL Signor Holdings, LLC, is a suit pending in the United States District Court for the Western District of Oklahoma. This suit alleges breach of contract and other related causes of action arising out of a ground lease entered into by the Company with Mr. Bell. The terms of the ground lease allowed the Company to terminate the lease if it was unable to secure adequate utilities to build a camp on Mr. Bell’s property. After receiving a denial of services letter from the City of El Reno, the Company terminated the lease and Mr. Bell sued. The Company filed a motion to dismiss all counts which was granted except for amounts owed during the period prior to the lease being terminated. The case was closed on May 17, 2018, resulting in a settlement payment of approximately $39 made in August 2018.

The second matter, Black Horse Lodge & Casino, LLC et al. v. MacBain Properties, Inc., et al. is a suit in the Montana Fifteenth Judicial District Court, Roosevelt County. This suit alleges that the

RL Signor Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

11. COMMITMENTS AND CONTINGENCIES (Continued)

plaintiff had a written lease with MacBain for the Bainville property which was sold by MacBain to the Company in 2017. Our purchase agreement with MacBain states that all leases will be terminated prior to closing and contains a representation and warranty that we are receiving unencumbered title for the land and assets purchased. We have agreed to settlement terms including payment of $0.2 million to the plaintiff in consideration for a full release of and stipulation of dismissal with prejudice of plaintiff’s claims against us. Settlement documents are presently being prepared.

We accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. In regards to legal costs, we record such costs as incurred.

12. CUSTOMER CONCENTRATIONS

In the normal course of business, the Company grants credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Company’s service income or accounts receivable. The Company had three customers representing 29.8%, 20.0% and 13.1% or 62.9% of total service income for the year ended December 31, 2017. These customers also account for 28.1%, 26.0% and 11.4% of accounts receivables for the year ended December 31, 2017.

For the year ended December 31, 2016, the Company had three customers representing approximately 33.3%, 13.4% and 12.3% or 59.0% of total service income for the year ended December 31, 2016.

Major vendors are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2017, the Company had two major suppliers that accounted for approximately 33% of total purchases. For the year ended December 31, 2016, the Company had one supplier that accounted for approximately 24.0% of total purchases.

The Company provides services almost entirely to customers involved the Extraction and Production (E&P) industry in the Permian Basin, Eagle and Ford Basin region of west Texas and the SCOOP/STACK area of Oklahoma and New Mexico, and as such, is almost entirely dependent upon the continued activity of such customers.

13. REPORTABLE SEGMENTS

The Company reports operating results and financial data in one operating and reportable segment. The Company manages its business as a single profit center for the purposes of allocating resources and evaluating financial performance. The CODM evaluates operating results and financial data on a consolidated basis. The Company operates in one industry segment: of turnkey workforce services and housing solutions. All of its operations are conducted in the south western portion of the U.S. All service income is derived from customers located in that region. As a result, the Company determined that it has a single operating and reportable segment, and consequently does not aggregate any operating segments.

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Notes to Consolidated Financial Statements (Continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2017 and 2016

14. SUBSEQUENT EVENTS

In January 2018, the Company purchased four dormitories for $348. The agreement was amended in July 2018 to include optional assets per the original agreement. The total price for the amended assets was $1.9 million which included 618 additional rooms. The amendment of the purchase agreement stipulates that 25% of the optional purchase price be paid on the effective date of the first amendment, 25% is due on October 1, 2018, 25% is due on the six month anniversary of the amendment effective date and 25% is due on the one year anniversary of the amendment.

On September 6, 2018, the owners of the RLS entered into an asset purchase and sale agreement with Arrow Bidco, LLC (Bidco) to sell RLS.

The term loan entered into with Washington Federal during 2017 has been paid off as of November 7, 2018. The Final payment was $3.3 million.